Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 3:30 PM ET, June 13, 2011

eOn Communications Reports Third Quarter and Year-To-Date Results

CORINTH, MS (June 13, 2011) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported third fiscal quarter and year-to-date results for the period ended April 30, 2011.

Third quarter revenue increased 57% to $5,561,000 from $3,535,000 in the third quarter of last year, primarily due to the inclusion of Cortelco Systems Puerto Rico revenue in which majority ownership was acquired on June 9, 2010. Net income for the quarter was $131,000 or $0.05 per common share compared to net loss of $47,000 or $0.02 per common share in the quarter ended April 30, 2010. Operating results were favorably impacted by $59,000 of imputed interest income due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Interest expense of $127,000 was offset by $186,000 of interest income resulting from changes in the estimated timing of future interest payments. Net income from continuing operations for the quarter excluding the impact of the imputed interest income was $72,000 or $0.03 per common share.

Revenue for the nine months was $17,111,000, an increase of 49% compared to $11,455,000 for the nine months ended April 30, 2010. Net loss for the nine months was $321,000 or $0.11 per common share, compared to a net income of $84,000 or $0.03 per common share for the nine months ended April 30, 2010. The net loss for the nine months ended April 30, 2011 included a loss from discontinued operations of $232,000 or $0.08 per common share. For the nine months ended April 30, 2011 excluding the impact of $229,000 in imputed interest expense, net income from continuing operations was $140,000 or $0.05 per common share.

Net loss for the nine months in the Company’s Communications and Services segment was partially offset by net income of $885,000 by the Company’s 100% owed subsidiary, Cortelco Systems Holding Company, and net income of $88,000 by the Company’s majority owned subsidiary, Cortelco Systems Puerto Rico.

Mr. David Lee, chairman of eOn’s Board of Directors noted, “Our favorable results for the quarter reflect the impact of our continuing cost reduction initiatives and we are striving to optimize revenue during these slow economic times.”

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended April 30,		Nine Months Ended April 30,
	2011	2010	2011	2010
REVENUE
Net revenue	$5,561	$3,535	$17,111	$11,455

COST OF REVENUE
Cost of revenue	3,882	2,229	12,050	7,244

Gross profit	1,679	1,306	5,061	4,211

OPERATING EXPENSE
Selling, general and administrative	1,413	995	4,405	3,173
Research and development	121	141	391	395
Other expenses	(1)	22	19	47

Total operating expense	1,533	1,158	4,815	3,615

Income from operations	146	148	246	596

OTHER INCOME (EXPENSE)
Interest income (expense), net	56	(149)	(238)	(499)
Equity in earnings of unconsolidated investee	—	2	—	51

Total other income (expense)	56	(147)	(238)	(448)

Income before income taxes	202	1	8	148

Income tax expense (benefit)	24	2	24	(19)

Net income (loss) from continuing operations	178	(1)	(16)	167

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(46)	(232)	(83)

Net income (loss)	178	(47)	(248)	84
Less: Net income attributable to noncontrolling interest	47	—	73	—

Net income (loss) attributable to common shareholders	$131	$(47)	$(321)	$84

COMPREHENSIVE (LOSS) INCOME
Net income (loss)	$131	$(47)	$(321)	$84
Unrealized gains on available-for-sale securities	—	1	—	5
Foreign currency translation adjustment	—	—	2	—

Comprehensive income (loss)	$131	$(46)	$(319)	$89

Weighted average shares outstanding
Basic	2,862	2,756	2,859	2,743

Diluted	2,864	2,756	2,859	2,745

Basic income (loss) per share:
From continuing operations	$0.05	$—	$(0.03)	$0.06
From discontinued operations	—	(0.02)	(0.08)	(0.03)

Basic income (loss) per share	$0.05	$(0.02)	$(0.11)	$0.03

Diluted income (loss) per share:
From continuing operations	$0.05	$—	$(0.03)	$0.06
From discontinued operations	—	(0.02)	(0.08)	(0.03)

Diluted income (loss) per share	$0.05	$(0.02)	$(0.11)	$0.03

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	April 30, 2011	July 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,847	$4,108
Trade accounts receivable, net of allowance of $339 and $235, respectively	4,040	4,168
Trade accounts receivable—related party	—	8
Inventories	5,798	4,948
Prepaid and other current assets	316	257

Total current assets	12,001	13,489

Property and equipment, net	236	279
Intangibles, net	927	847
Investments	990	990

Total assets	$14,154	$15,605

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$2,181	$2,361
Notes payable—related party	594	674
Accrued expenses and other	1,520	1,977

Total current liabilities	4,295	5,012
Notes payable—related party, net of current portion	3,104	3,647

Total liabilities	7,399	8,659

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 3,003,985 and 2,989,269 shares issued, respectively)	15	15
Additional paid-in capital	56,273	56,269
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,710)	(48,389)
Accumulated other comprehensive income	112	110

Total eOn Communications Corp. stockholders' equity	6,187	6,502
Noncontrolling interest	568	444

Total stockholders' equity	6,755	6,946

Total liabilities and stockholders' equity	$14,154	$15,605

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